Exhibit 99.1

Contacts:         Media Contact:            Scott McCarty        303-460-2103, smccarty@ball.com
                  Investor Contact:         Ann Scott            303-460-3537, ascott@ball.com
                                                                 http://www.ball.com
                                                                 -------------------

                                 Ball Corporation Announces Restructuring Actions in China, Aerospace

         BROOMFIELD, Colo., June 20, 2001--Ball Corporation [NYSE: BLL] announced today that it will exit the general line metal can manufacturing business in China and reduce its aluminum beverage can manufacturing capacity there.  The company said it will record in the second quarter an after-tax charge of approximately $185 million in connection with those actions in China.
         Additionally, the company will dispose of two commercial aerospace and technologies segment developmental product lines that have not been profitable, resulting in an after-tax charge of approximately $10 million.

China Actions

         "Our focus in the packaging business is on beverage and food customers.  Much of the general line business in China, including the cutting, coating and decorating of steel for aerosol cans and decorative tins, falls outside of that focus," said R.
David Hoover, who became president and chief executive officer of Ball Corporation in January.  "Due in part to currency devaluations which have disrupted Asian markets, we no longer see the prospects for us in the general line can business that we felt were present when we acquired it in 1997.  It is not prudent for us to continue in this business that is outside of our strategic focus, and we will dispose of the assets, which include a plant in Tianjin, closure of which we announced earlier this year.
         "We are maintaining a leading position in the manufacture and sale of quality beverage cans in China, and an investment there remains part of our long-term strategy," Hoover said.  "However, the market suffers from overcapacity and sluggish demand.
Beverage can demand in China was growing at double-digit rates until 1999.  Recently that growth has slowed dramatically, due in part to competition from alternative packaging, lack of consolidation in China's fragmented beer industry, and the continued
premium-price positioning of canned beverages in China.  Our actions will include the sale or closure of several manufacturing plants, as well as a significant reduction in overhead, and are designed to right-size our business to reflect the market dynamics and to strategically position our operations in China.  They are consistent with the aggressive actions we have taken in recent years in our core North American packaging operations."
         Hoover said Ball's actions in China are expected to have a one-time positive impact of more than $25 million on the company's cash flow, and are forecast to result initially in a $10 million annual improvement in Ball's after-tax earnings.

Positive Impact

         "The aggressive steps will have a positive impact on Ball and the market, and they should allow us to have a profitable business in China going forward and a more profitable aerospace and technologies segment," Hoover said.  "The ongoing changes in the market for packaging products in China and Southeast Asia call for aggressive actions such as those we are announcing.  We are focused on creating shareholder value and will not continue in businesses that do not earn their cost of capital over time and do not have the ability to generate earnings and flow significant cash."

         The second quarter charge is composed of the following (dollars in millions):
                                                     China             Aerospace                 Total
         Equipment and
                  other assets to net
                  realizable value                    $149              $12                       $161
         Goodwill                                       64               --                         64
         Cash costs including
                  severance (net)                       23                4                         27
         U.S. tax recoveries                           (51)              (6)                       (57)
                                                      -----            -----                      -----
         TOTAL                                        $185              $10                       $195

Outlook

         The $195 million in charges in the second quarter are estimated to equate to approximately $7 per share, resulting in a reported loss in the second quarter and for the full year 2001.  Excluding the charge, the company expects full year 2001 earnings to be nearly the same as 2000, when the company earned $3.70 per diluted share, excluding unusual gains and losses.  For the second quarter, excluding the charge, results are expected to be somewhat below the same period in 2000, as the company has indicated
previously.  Higher energy costs in 2001 are in part responsible for the decrease in earnings in the second quarter versus a year ago, as are unabsorbed fixed costs incurred as a result of not accepting some low-margin beverage can business.
         "We are managing the company for cash flow.  We are sacrificing short-term profits by temporarily idling selected production lines in order to reduce inventories," Hoover said.  "As a result, we expect free cash flow in 2001 to be at least
$175 million.  We expect to be well positioned to resume in 2002 our earnings per share target growth rate of between 10 and
15 percent."
         Ball Corporation is one of the world's leading suppliers of metal and plastic packaging to the beverage and food industries.  The company also owns Ball Aerospace and Technologies Corp.  Ball reported 2000 sales of $3.7 billion, of which approximately $3.3 billion came from its packaging segment and $400 million from its aerospace and technologies segment.

Note: A conference call to discuss this release will be held Thursday, June 21, 2001, at 11 a.m. EDT.  The North American toll-free number for the call is 800-530-8983. International callers should dial 212-346-6441.  A link to the live web cast of the call will be available at http://tm.intervu.net/template/smirror/ivtemplates/ccbn/2001/june/21/ipc-ccbn-bll-06212001-51434-rl-8.ram . An audio rebroadcast will be available through June 27, 2001. To access the rebroadcast, dial 800-633-8284 or 858-812-6440 and enter 19109181 as the pass code. A web cast replay of the call will be available at the URL above after the call's conclusion. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's web site at www.ball.com  in the investor relations section under "presentations."

Forward-Looking Statements

The information in this news release may contain "forward-looking" statements.  Actual results or outcomes may differ materially from those expressed or implied.  Please refer to the Form 10-Q filed by Ball Corporation on May 16, 2001, for a summary of key risk factors that could affect actual results or outcomes.  Key risk factors may include, but are not limited to, industry capacity and competitive activity, the weather, vegetable and fishing yields, authorization, funding and availability of government contracts, availability and cost of raw materials and energy, international business risks (including foreign exchange rates), consumer and customer demand, strikes and U.S. and foreign economic conditions.

7/01
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